Exhibit 99.1

TFC ENTERPRISES, INC.	CONTACT: RON TRAY
NEWS RELEASE	757-858-1400
*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES, INC. ANNOUNCES MANAGEMENT CHANGES

NORFOLK, VA, February 25, 2003 /PRNewswire/ TFC Enterprises, Inc. (the Company)

(NASDAQ: TFCE) today announces the following changes to current management. Effective March 1, 2003, Robert S. Raley, Jr. will retain the title of Chairman, and Chief Executive Officer of TFC Enterprises, Inc., the parent company. Ronald G. Tray has been appointed Chief Executive Officer of the primary operating subsidiary, The Finance Company and will remain as President. Mr. Tray has served as the Company’s Chief Operating Officer and Chief Financial Officer and the change in position more closely relates to the day to day functions of Mr. Tray’s current responsibilities. Denise L. Newlon currently the Company’s Principal Accounting Officer will assume the title of Chief Financial Officer formerly held by Mr. Tray. These changes more accurately reflect the existing responsibilities of the named executives.

TFC Enterprises, Inc. conducts its operations primarily through one wholly-owned subsidiary THE Finance Company which specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Based in Norfolk, VA, TFC Enterprises, Inc. has contract production offices of THE Finance Company throughout the United States. The Company’s common stock symbol is listed on Nasdaq National Market and trades under the symbol “TFCE”.